Exhibit 99.4

NEWS RELEASE	For immediate release

California Resources Corporation Announces Cash Tender Offer for up to $200 Million of its 7.125% Senior Notes due 2026

Long Beach, California, August 8, 2024 – California Resources Corporation (NYSE: CRC) (the “Company”) announced today the commencement of a cash tender offer (the “Tender Offer”) to purchase up to $200 million aggregate principal amount of its outstanding 7.125% senior notes due 2026 (the “2026 Notes”) upon the terms and conditions described in the Company’s Offer to Purchase, dated August 8, 2024 (as may be amended or supplemented, the “Offer to Purchase”).

Certain information regarding the 2026 Notes and the U.S. Treasury Reference Security, the Bloomberg reference page and the fixed spread is set forth in the table below.

Title of Security	CUSIP Numbers	ISINs	Principal Amount Outstanding	Maximum Tender Amount	U.S. Treasury Reference Security	Bloomberg Reference Page(1)	Fixed Spread (basis points)	Early Tender Premium(2) (3)
7.125% Senior Notes due 2026	13057Q AH0 U1303A AE6	US13057QAH02 USU1303AAE65	$545,452,000	$200,000,000	2.50% U.S. Treasury due January 31, 2025	FIT3	+0 bps	$30

(1)	The applicable page on Bloomberg from which the Dealer Managers (as defined below) will quote the bid side price of the applicable U.S. Treasury security.
(2)	Per $1,000 principal amount.
(3)	Included in the Early Tender Consideration for Notes tendered and accepted for purchase on or prior to the Early Tender Time.

Tender Offer Details

Subject to the Maximum Tender Amount, proration (if applicable) and the satisfaction or waiver of the conditions to the Tender Offer, including a financing condition, the Company will accept for purchase on the Early Settlement Date or the Final Settlement Date (each as defined below), as applicable, 2026 Notes validly tendered in the Tender Offer.

The Tender Offer will expire at 5:00 p.m., New York City time, on September 6, 2024, or any other date and time to which the Company extends the Tender Offer (such date and time, as it may be extended, the “Expiration Time”), unless earlier terminated.

To be eligible to receive the Early Tender Consideration (as defined below), which includes an early tender premium of $30 per $1,000 principal amount of 2026 Notes (the “Early Tender Premium”), holders of 2026 Notes must validly tender their 2026 Notes at or prior to 5:00 p.m., New York City time, on August 21, 2024, unless extended or the Tender Offer is earlier terminated by the Company (such date and time, as it may be extended, the “Early Tender Time”).

Subject to the Maximum Tender Amount and proration, if applicable, holders of 2026 Notes that validly tender their 2026 Notes after the Early Tender Time but at or prior to the Expiration Time will only be eligible to receive the Late Tender Consideration (as defined below).

Priority of acceptance and proration

2026 Notes validly tendered at or prior to the Early Tender Time will be accepted for purchase in priority to other 2026 Notes validly tendered after the Early Tender Time. Accordingly, if the Maximum Tender Amount is reached as a result of tenders of 2026 Notes made at or prior to the Early Tender Time, 2026 Notes tendered after the Early Tender Time will not be accepted for purchase (unless the Maximum Tender Amount is increased by the Company, in its sole discretion, subject to applicable law). If the aggregate principal amount of 2026 Notes validly tendered exceeds the Maximum Tender Amount on the applicable settlement date, the amount of 2026 Notes purchased in the Tender Offer will be prorated as set forth in the Offer to Purchase.

Consideration and accrued interest

The consideration (the “Early Tender Consideration”) offered per $1,000 principal amount of 2026 Notes validly tendered at or prior to the Early Tender Time, and accepted for purchase pursuant to the Tender Offer, will be determined in the manner described in the Offer to Purchase by reference to the fixed spread for the 2026 Notes specified in the table above, plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above as quoted on the Bloomberg Reference Page specified in the table above, calculated as of 10:00 a.m., New York City time, on August 22, 2024 (the “Price Determination Time”), unless extended or the Tender Offer is earlier terminated by the Company.

The Early Tender Time is the last date and time for holders of 2026 Notes to tender their 2026 Notes in order to be eligible to receive the Early Tender Consideration. Holders of any 2026 Notes that are validly tendered after the Early Tender Time but at or prior to the Expiration Time, and that are accepted for purchase, will receive an amount equal to the Early Tender Consideration minus the Early Tender Premium (the “Late Tender Consideration”).

In addition to the Early Tender Consideration or the Late Tender Consideration, as applicable, all holders of 2026 Notes accepted for purchase in the Tender Offer will also receive accrued and unpaid interest on such 2026 Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the applicable settlement date.

Settlement

Except as set forth in the paragraph below, payment for the 2026 Notes that are validly tendered at or prior to the Expiration Time, and that are accepted for purchase, will be made on the date referred to as the “Final Settlement Date.” The Company anticipates that the Final Settlement Date will be September 13, 2024, the fifth business day after the Expiration Time, subject to all conditions to the Tender Offer, including a financing condition, having been satisfied or waived by the Company.

The Company reserves the right, in its sole discretion, to pay for 2026 Notes that are validly tendered at or prior to the Early Tender Time, and that are accepted for purchase, on a date following the Early Tender Time and prior to the Expiration Time (the “Early Settlement Date”). The Company anticipates that the Early Settlement Date will be August 23, 2024, the second business day after the Early Tender Time, subject to all conditions to the Tender Offer, including a financing condition, having been satisfied or waived by the Company.

Withdrawal conditions

2026 Notes tendered pursuant to the Tender Offer may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on August 21, 2024, unless extended or the Tender Offer is earlier terminated by the Company (such date and time, as it may be extended, the “Withdrawal Deadline”), but not thereafter.

After the Withdrawal Deadline, holders of 2026 Notes who have tendered their 2026 Notes may not withdraw their tendered 2026 Notes unless the Company amends the Tender Offer in a manner that is materially adverse to such tendering holders, in which case withdrawal rights may be extended to the extent required by law, or as the Company otherwise determines is appropriate to allow tendering holders of 2026 Notes a reasonable opportunity to respond to such amendment. Additionally, the Company, in its sole discretion, may extend the Withdrawal Deadline for any purpose. 2026 Notes withdrawn prior to the Withdrawal Deadline may be tendered again at or prior to the Expiration Time, in accordance with the procedures set forth in the Offer to Purchase.

If a holder holds their 2026 Notes through a custodian bank, broker, dealer or other nominee, such nominee may have an earlier deadline or deadlines for receiving instructions to participate or withdraw tendered 2026 Notes in the Tender Offer.

The Company’s obligation to accept for payment and to pay for the 2026 Notes validly tendered in the Tender Offer is subject to the satisfaction or waiver of a number of conditions described in the Offer to Purchase, including a financing condition. The Tender Offer may be terminated or withdrawn, subject to applicable law. The Company reserves the right, subject to applicable law, to (i) waive any and all conditions to the Tender Offer, (ii) extend or terminate the Tender Offer, (iii) increase or decrease the Maximum Tender Amount, or (iv) otherwise amend the Tender Offer in any respect.

Dealer Managers and Depositary and Information Agent

The Company has appointed Jefferies LLC, Citigroup Global Markets Inc. and TD Securities (USA) Inc. as joint dealer managers (the “Dealer Managers”) for the Tender Offer. The Company has retained D.F. King & Co., Inc. as the depositary and information agent for the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact: Jefferies LLC at (888) 708-5831 (toll-free), Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), or TD Securities (USA) LLC at (866) 584-2096 (toll-free) or (212) 827-2842 (collect). Requests for documents and questions regarding the tendering of securities may be directed to D.F. King & Co., Inc by telephone at (212) 269-5550 (for banks and brokers only) or (800) 713-9960 (toll-free), by email at CRC@dfking.com or to the Dealer Managers at their respective telephone numbers.

This press release shall not constitute, or form part of, an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

From time to time after completion of the Tender Offer, the Company or its affiliates may purchase additional 2026 Notes in the open market, in privately negotiated transactions, through tender or exchange offers or otherwise, or the Company may redeem 2026 Notes pursuant to their terms. Any future purchases may be on the same terms or on terms that are more or less favorable to holders of the 2026 Notes than the terms of the Tender Offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any 2026 Notes in the Tender Offer and does not constitute a notice of redemption for the 2026 Notes.

About California Resources Corporation

California Resources Corporation (CRC) is an independent energy and carbon management company committed to energy transition. CRC is committed to environmental stewardship while safely providing local, responsibly sourced energy. CRC is also focused on maximizing the value of its land, mineral ownership, and energy expertise for decarbonization by developing carbon capture and storage and other emissions-reducing projects.

Cautionary Note Regarding Forward-Looking Statements

All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as statements regarding the Tender Offer, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, the Company expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to the Company’s business, most of which are difficult to predict and many of which are beyond the Company’s control. These risks include, but are not limited to, the risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its subsequently filed Quarterly Reports on Form 10-Q.

Contacts:

Joanna Park (Investor Relations)

(818) 661-3731

Joanna.Park@crc.com

Richard Venn (Media)

(818) 661-6014

Richard.Venn@crc.com

Source: California Resources Corporation